Exhibit 99.2
Unity Appoints Keisha Smith-Jeremie, Tory Burch Chief People Officer, to Board of Directors
SAN FRANCISCO, Calif., Aug 10, 2021 — Unity Software Inc. (NYSE: U), the world’s leading platform for creating and operating interactive, real-time 3D (RT3D) content, today announced the appointment of Keisha Smith-Jeremie, Chief People Officer at Tory Burch, to the company’s Board of Directors. As part of her Board appointment, Ms. Smith-Jeremie will also serve on the Compensation Committee of the Board.
“We love Keisha’s experience as a leader in people development and culture growth at some of the world’s iconic companies,” said John Riccitiello, President and Chief Executive Officer, Unity. “Keisha will bring her culture- and people-first point of view to our Board and we believe this type of people-centric focus on the Board is critical to helping lead Unity into the next chapter of growth.”
As Chief People Officer at Tory Burch, Smith focuses on driving strategic initiatives to ensure Tory Burch continues to be a highly sought after destination for global talent. In less than three years, Smith has designed and executed a Talent strategy that has enabled the company to deliver against its strategic priorities. Prior to joining Tory Burch, Smith served as Chief Human Resources Officer of News Corp., the largest news and information services provider in the English-speaking world, and prior to that as Global Co-Head of Talent Management at Morgan Stanley.
“I was attracted to this opportunity primarily because of Unity’s people-first mentality - the company recognizes that a diverse, enriched workforce is what can make or break success in today’s market,” said Smith. “And as someone who works at the intersection of consumer engagement and next general retail experiences, I am really excited to lend my expertise to Unity’s future.”
To learn more about Unity and its leadership team, please visit https://unity.com/our-company.
About Unity
Unity (NYSE: U) is the world’s leading platform for creating and operating real-time 3D (RT3D) content. Creators, ranging from game developers to artists, architects, automotive designers, filmmakers, and others, use Unity to make their imaginations come to life. Unity’s platform provides a comprehensive set of software solutions to create, run and monetize interactive, real-time 2D and 3D content for mobile phones, tablets, PCs, consoles, and augmented and virtual reality devices. The company’s 1,800+ person research and development team keeps Unity at the forefront of development by working alongside partners to ensure optimized support for the latest releases and platforms. Apps developed by Unity creators were downloaded more than five billion times per month in 2020. For more information, please visit www.unity.com.
Contact:
Marisa Graves
Unity Communications
marisag@unity3d.com